NEBO PRODUCTS, INC.
                               A Utah corporation

                             2002 Stock Option Plan

SECTION 1 GENERAL...........................................................1
-----------------
         1.1    Purpose.....................................................1
         1.2    Eligibility for Participation...............................1
         1.3    Selection of Award Recipients...............................1
         1.4    Defined Terms...............................................2

SECTION 2  STOCK OPTION AWARDS..............................................2
------------------------------
         2.1    Grant of Option.............................................2
         2.2    Exercise Price..............................................2
         2.3    Term and Exercise...........................................2
         2.4    Settlement of Award.........................................5

SECTION 3  INCENTIVE STOCK OPTION LIMITATIONS...............................5
---------------------------------------------
         3.1    Dollar Limitation...........................................5
         3.2    More Than 10% Shareholders..................................5
         3.3    Eligible Employees..........................................5
         3.4    Exercisability..............................................5
         3.5    Taxation of ISOs............................................5
         3.6    Promissory Notes............................................5

SECTION 4  OPERATION AND ADMINISTRATION.....................................5
---------------------------------------
         4.1    Effective Date..............................................6
         4.2    Shares Subject to Plan......................................6
         4.3    General Restrictions........................................6
         4.4    Tax Withholding.............................................7
         4.5    Use of Shares...............................................7
         4.6    Payments....................................................7
         4.7    Transferability.............................................7
         4.8    Form and Time of Elections..................................7
         4.9    Agreement With Company......................................7
         4.10  Action by Company............................................7
         4.11  Gender and Number............................................7
         4.12  Limitation of Implied Rights.................................8
         4.13  Evidence.....................................................8

SECTION 5  CHANGE IN CONTROL................................................8
----------------------------
         5.1    Effect of Change in Control.................................8
         5.2    Definition..................................................8

SECTION 6  COMMITTEE........................................................9
--------------------
         6.1    Administration..............................................9
         6.2    Powers of Committee.........................................9
         6.3    Delegation by Committee....................................10
         6.4    Information to be Furnished to Committee...................10

SECTION 7  AMENDMENT AND TERMINATION.......................................10
------------------------------------

SECTION 8  DEFINED TERMS...................................................10
------------------------
         8.1    "Award"....................................................10
         8.2    "Board"....................................................10
         8.3    "Code".....................................................10
         8.4    "Disability"...............................................10
         8.5    "Eligible Employee"........................................10
         8.6    "Fair Market Value"........................................10
         8.7    "Grant Date"...............................................11
         8.8    "ISO"......................................................11
         8.9    "NSO"......................................................11
         8.10  "Options"...................................................11
         8.11  "Parent Corporation"........................................11
         8.12  "Retirement"................................................11
         8.13  "Common Stock"..............................................11

SECTION 9MISCELLANEOUS.....................................................11
----------------------
         9.1    General Restriction........................................11
         9.2    Non-Uniform Determinations.................................11
         9.3    Fractional Shares..........................................11
         9.4    Effects of Headings........................................12

                               NEBO PRODUCTS, INC.
                               A Utah corporation

                             2002 Stock Option Plan



                               SECTION 1: GENERAL

         1.1 Purpose. The NEBO Products, Inc. ("NEBO" or the "Company") Board of Directors has adopted this 2002 Stock Option Plan (the "Plan") effective as of October __, 2002. The Plan has been established to:

                  A. Attract and retain persons eligible to participate in the Plan;

                  B. Motivate participants in the Plan by means of appropriate incentives to achieve long-range goals;

                  C. Provide incentive compensation opportunities that are competitive with those of other similar companies;

                  D. Closely associate the interests of the participants of the Plan with those of the Company and its other shareholders by reinforcing the relationship between participants' rewards and shareholder gains through equity ownership in the Company and increased shareholder value; and

                  E. Permit the Company to fulfill its obligations to assume the options of Naviset Holdings, Inc. in connection with the Company's acquisition of Naviset.

         1.2 Eligibility for Participation. Participants in the Plan shall be selected by the Committee (as defined in Section 5 below), and awards under the Plan may be granted by the Committee to directors, officers and employees of the Company or of the Company's Parent Corporations or Subsidiary Corporations, and to other individuals such as consultants and non-employee agents of the Company or a Subsidiary Corporation, whom the Committee believes have made or will make an essential contribution to the Company or a Subsidiary. Notwithstanding any of the other provisions of this Plan, "ISO's" shall be granted hereunder and shall be subject to the additional terms and conditions of
Section 3 of this Plan. When a Participant changes status from an employee to a nonemployee (or vice versa) and continues to perform services for the Company, the Participant is entitled to retain any Awards previously granted under the Plan.
                                       12
         1.3 Selection of Award Recipients. The Committee has the authority to select particular employees within the eligible group to receive Awards under the Plan. In making this selection and in determining the persons to whom Awards under the Plan shall be granted and the form and amount of awards under the Plan, the Committee shall consider any factors deemed relevant in connection with accomplishing the purposes of the Plan, including the duties of the respective persons and the value of their present and potential services and contributions to the success, profitability and sound growth of the Company. A person to whom an Award has been granted is sometimes referred to herein as a "Participant." In the discretion of the Committee, a Participant may be granted any Award permitted by the Plan and more than one Award may be granted to a Participant.

         1.4 Defined Terms. Capitalized terms in the Plan are defined as set forth in the Plan, including the definition provisions of Section 8 of the Plan.

                         SECTION 2: STOCK OPTION AWARDS

         2.1 Grant of Option. The grant of an option or an "ISO" (collectively, "Options") entitles the Participant to purchase shares of the Company's common stock ("Common Stock") at the "Exercise Price" (defined below) established by the Committee. Options granted under this Section may be either "ISO's", the tax consequences of which are intended to be governed by Section 422 of the Code, or Non-Qualified Stock Options ("NSO's"), as determined in the discretion of the Committee.

         2.2 Exercise Price. The "Exercise Price" of each Option granted under this Plan is the price established by the Committee or determined by a method established by the Committee at the time the Option is granted, that must be paid by a Participant to purchase the shares of Common Stock, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date, unless the Committee shall determine, in its sole discretion, that there are circumstances which reasonably justify the establishment of a lower Exercise Price.

         2.3 Term and Exercise. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee, which terms shall include but are not limited to the following:

                  2.3.1 Term and Exercise of Options. Each instrument that evidences an Option shall state the period of time during which the Option may be exercised; provided, however, that, anything contained herein to the contrary, any ISOs granted hereunder shall not be exercisable after the expiration of five (5) years after the Grant Date and any NSO's granted hereunder shall not be exercisable after the expiration of ten (10) years after the Grant Date.


                  2.3.2 Vesting and Method of Exercising Options. Subject to the minimum exercise requirements described in Section 2.3.1 above, the Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable. To the extent that an Option has vested and become exercisable, the Option may be exercised from time to time by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full of the Exercise Price as described herein. An Option may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

                  2.3.3 Payment of Exercise Price. The payment of the Exercise Price of an Option will be subject to the following:

                           a. Time of Payment. Subject to the following
                  provisions of this Section 2.3.3, the full Exercise Price for shares of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 2.3.3(c), payment may be made as soon as practicable after the exercise).

                           b. Form of Payment. The Exercise Price shall be
                  payable (i) in cash, (ii) by certified or cashier's check (but no personal checks unless otherwise approved by the Committee), (iii) by tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of the Common Stock already owned by the Participant for at least six
                  (6) months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the Exercise Price, (iv) by a full-recourse promissory note at an interest rate to be determined by the Committee, provided that in no event shall a Participant who has had an Involuntary Termination of Employment be permitted to pay the Exercise Price by such promissory notes, (v) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to
                  (a) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (b) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board; or (vi) such other consideration as the Committee may permit.


                  2.3.4 Transfer of Options. Neither the whole nor any part of any Option shall be transferable by a Participant or by operation of law during said Participant's lifetime and at said Participant's death an Option or any part thereof shall only be transferable by said Participant's will or by the laws of descent and distribution. An Option may be exercised during the lifetime of the Participant only by the Participant. Any Option, and any and all rights granted to a Participant thereunder, to the extent not theretofore effectively exercised, shall automatically terminate and expire upon any sale, transfer or hypothecation or any attempted sale, transfer or hypothecation of such Option or rights, or upon the bankruptcy or insolvency of the Participant.

                  2.3.5 Termination of Employment. Unless otherwise provided by the Committee or in the Incentive Stock Option Agreement pertaining to the Options, no Options may be exercised after the termination of the employment of the Participant with the Company (the "Termination Date") except as hereinafter provided:

                           a. Retirement. Options granted under the Plan may be
                  exercised within three (3) months after the Retirement (as hereinafter defined) of the Participant, and the Options shall be exercisable for all of the shares covered thereby. For purposes of the Plan, "Retirement" shall mean any termination of employment with the Company occurring after the completion of ten (10) years of service with the Company.

                           b. Disability. Options granted under the Plan may be exercised within three (3) months after the termination of the employment of the Participant by reason of the Disability (as hereinafter defined) of the Participant, and the Options shall be exercisable for all of the shares covered thereby.

                           c. Death. If a Participant shall die while employed
                  by the Company or within three (3) months after termination of employment with the Company by reason of Retirement or Disability, the Options granted under this Plan to such deceased Participant shall be exercisable within one (1) year after the date of the Participant's death, and the Options shall be exercisable for all of the Shares covered thereby. However, if a Participant shall die within three (3) months after termination of employment with the Company for a reason other than Retirement or Disability, the Options granted under this Plan to such deceased Participant shall be exercisable within one (1) year after the date of the Participant's death, but the Options may not be exercised for more than the number of Shares, if any, as to which the Options were exercisable by the Participant immediately prior to his death. The legal representative, if any, of the deceased Participant's estate, or otherwise the appropriate legatees or distributees of the deceased Participant's estate, may exercise the Options on behalf of such a deceased Participant.


                           d. Involuntary Termination of Employment. Options
                  granted under the Plan may be exercised within three (3) months after the Involuntary Termination of Employment (as hereinafter defined) of the Participant with the Company, but the Options may not be exercised for more than the number of shares, if any, as to which the Options were exercisable by the Participant immediately prior to such termination of employment. For purposes of the Plan, "Involuntary Termination of Employment" shall mean any termination of a Participant's employment with the Company by reason of the discharge, firing or other involuntary termination of a Participant's employment by action of the Company, other than an involuntary termination For Cause (as defined in Section 2.3.5(f) below).

                           e. Voluntary Termination of Employment. Options
                  granted under the Plan may be exercised, if otherwise timely, within three (3) months after the Voluntary Termination of Employment (as hereinafter defined) of the Participant with the Company, but the Options may not be exercised for more than the number of shares, if any, as to which the Options were exercisable by the Participant immediately prior to such termination of employment. For purposes of the Plan "Voluntary Termination of Employment" shall mean any voluntary termination of employment with the Company by reason of the Participant's quitting or otherwise voluntarily leaving the Company's employ other than a voluntary termination of employment by reason of Retirement or a voluntary termination of employment constituting a termination For Cause.

                           f. Termination for Cause. Anything contained herein
                  to the contrary notwithstanding, if the termination of a Participant's employment with the Company is as a result of or caused by the Participant's theft or embezzlement from the Company, the violation of a material term or condition of his or her employment, the disclosure by the Participant of confidential information of the Company, conviction of the Participant of a crime of moral turpitude, the Participant's stealing trade secrets or intellectual property owned by the Company, any act by the Participant in competition with the Company or any other act, activity or conduct of the Participant which in the opinion of the Committee is adverse to the best interests of the Company, such termination shall constitute termination "For Cause" and any Options and any and all rights granted to such Participant thereunder whether vested or unvested, to the extent not yet effectively exercised, shall become null and void effective as of the date of the occurrence of the event which results in the Participant ceasing to be an employee of the Company and any purported exercise of an Option by or on behalf of said Participant following such date shall be of no effect.

                           g. Acceleration of Option Expiration Date. The
                  Committee may, in the case of merger, consolidation, dissolution or liquidation of the Company, accelerate the expiration date of any Option for any or all of the shares covered thereby (but still giving Participants a reasonable period of time to exercise any outstanding Options prior to the accelerated expiration date).


                           h. Rights as a Stockholder. A Participant shall have
                  no rights as a stockholder with respect to any shares covered by any of said Participant's Options until the date that the

                  Company receives payment in full for the purchase of said shares pursuant to the effective exercise of said Options, unless otherwise provided by the Committee. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such payment is received by the Company.

         2.4 Settlement of Award. Shares of Common Stock delivered pursuant to the exercise of an Option by a Participant shall be subject to such conditions, restrictions and contingencies as the Committee may establish in the applicable agreement.

                  SECTION 3: INCENTIVE STOCK OPTION LIMITATIONS

         3.1 Dollar Limitation. To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which ISOs are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as an NSO. In the event the Participant holds two or more ISOs that become exercisable for the first in the same calendar year, such limitation shall be applied on the basis of the order in which such ISOs are granted.

         3.2 More Than 10% Shareholders. If an individual owns more than ten percent (10%) of the total voting power of all classes of the Company's stock, then the exercise price per share of an ISO shall not be less than One Hundred Ten Percent (110%) of the Fair Market Value of the Common Stock on the Grant Date and the term of the ISO shall not exceed five (5) years, except in the event that any portion of an ISO is treated as an NSO as provided in Section
3.1 above, in which case the term of the NSO will be ten (10) years.

         3.3 Eligible Employees. Individuals who are not employees of the Company or one of its Parent Corporations or Subsidiary Corporations may not be granted ISOs and such employees must agree, in writing, to remain in the employ of, and to render services to, the Company (or any of the Parent Corporations or Subsidiary Corporations) for a period of at least one (1) year from the date of the grant of the Award (unless this condition is otherwise waived by the Committee).

         3.4 Exercisability. An option designated as an ISO shall cease to qualify for favorable tax treatment as an ISO to the extent it is exercised (if permitted by the terms of the option) (i) more than three (3) months after the Termination Date (as defined in Section 2.3.5) for reasons other than death or Disability, (ii) more than one (1) year after the Termination Date by reason of death or Disability, or (iii) after the Participant has been on leave of absence for more than ninety (90) days, unless the Participant's reemployment rights are guaranteed by statute or contract.


         3.5 Taxation of ISOs. In order to obtain certain tax benefits afforded to incentive stock options under Section 422 of the Code, the Participant must hold the shares issued upon the exercise of an ISO for two (2) years after the Grant Date and one (1) year from the date of exercise. A Participant may be subject to the alternate minimum tax at the time of exercise of an ISO. The Participant shall give the Company prompt notice of any disposition of shares acquired by the exercise of an ISO prior to the expiration of such holding periods.

         3.6 Promissory Notes. The amount of any promissory note delivered in connection with the Participant's payment of the exercise price shall bear interest at a rate specified by the Committee, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

                     SECTION 4: OPERATION AND ADMINISTRATION

         4.1 Effective Date. Subject to the approval of the shareholders of the Company, the Plan shall be effective as of September 30, 2002 (the "Effective Date"), the date the Plan was adopted by the directors of the Company; provided, however, that to the extent that Awards are granted under the Plan prior to its approval by the shareholders, the Awards shall be contingent on approval of the Plan by the shareholders. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no ISO's may be granted under the Plan on a date that is more than ten years from the date the Plan is adopted or, if earlier, the date the Plan is approved by shareholders.

         4.2 Shares Subject to Plan. The shares of Common Stock for which Awards may be granted under the Plan shall be subject to the following:

                  4.2.1 Maximum Number of Shares. Subject to the following provisions of this Section 3.2, the maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 15,000,000 shares of Common Stock; however, the Board may increase such number of shares, but not in any event without shareholder approval of an increase that would result in the number of shares available in the aggregate for Awards under the Plan exceeding 10% of the total authorized common shares of the Company.

                  4.2.2 Effect of Forfeiture of Options. To the extent any shares of Common Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Common Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

                  4.2.3 Adjustment of Award. In the event of a corporate transaction involving the Company (including, without limitation, any Common Stock dividend, Common Stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options; and (iv) any other adjustments that the Committee determines to be equitable.

         4.3 General Restrictions. Delivery of shares of Common Stock or other amounts under the Plan shall be subject to the following:

                  4.3.1 Compliance with Law. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

                  4.3.2 Non-Certificated Shares. To the extent that the Plan provides for issuance of Common Stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

         4.4 Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Common Stock which the Participant already owns, or through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan.

         4.5 Use of Shares. Subject to the overall limitation on the number of shares of Common Stock that may be delivered under the Plan, the Committee may use available shares of Common Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or any Parent Corporation or Subsidiary Corporation, including the plans and arrangements of the Company or a Parent Corporation or Subsidiary Corporation assumed in business combinations.


         4.6 Payments. Awards may be settled by payment of consideration in the forms authorized in Section 2.3.3(b) or combination thereof, as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies, as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Stock equivalents. Each Subsidiary Corporation shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary Corporation by the Participant. The Committee shall resolve any disputes relating to liability of a Subsidiary Corporation for cash payments.

         4.7 Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

         4.8 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

         4.9 Agreement with Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require, that the Participant shall sign a copy of such document. Such document is referred to in the Plan as an "Award Agreement" regardless of whether any Participant signature is required.

         4.10 Action by Company. Any action required or permitted to be taken by the Company or any Parent Corporation or Subsidiary Corporation shall be by resolution of its Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

         4.11 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

         4.12     Limitation of Implied Rights.

                  4.12.1 No Right to Company Assets. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Parent Corporation or Subsidiary Corporation whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Parent Corporation or Subsidiary Corporation, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Common Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Parent Corporation or Subsidiary Corporation, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Parent Corporation or Subsidiary Corporation shall be sufficient to pay any benefits to any person.

                  4.12.2 No Contract of Employment. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Parent Corporation or Subsidiary Corporation, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

         4.13 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

                          SECTION 5: CHANGE IN CONTROL

         5.1 Effect of Change in Control. Subject to the provisions of paragraph 3.2.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, upon the occurrence of a Change in Control all outstanding Options shall become fully exercisable.

         5.2 Definition. For purposes of the Plan, the term "Change in Control" shall mean a change in the beneficial ownership of the Company's voting Common Stock or a change in the composition of the Board of the Company that occurs as follows:

                  5.2.1 Acquisition of 30%. Any "Person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) other than any Person who is a shareholder of the Company at the Effective Date of this Plan, or becomes a beneficial owner, directly or indirectly, of Common Stock of the Company representing 30% or more of the total voting power of the Company's then outstanding Common Stock.

                  5.2.2 Tender Offer. A tender offer (for which a filing has been made with the SEC that purports to comply with the requirements of
         Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the Common Stock of the Company. In case of such a tender offer, the Change in Control will be deemed to have occurred upon the first to occur of (i) any time during the tender offer when the Person making the offer owns or has accepted for payment Common Stock of the Company with 25% or more of the total voting power of the Company's outstanding Common Stock or (ii) three business days before the offer is to terminate unless the offer is withdrawn first, if the Person making the offer could own, by the terms of the offer plus any shares owned by this Person, Common Stock with 50% or more of the total voting power of the Company's outstanding Common Stock when the offer terminates.

                  5.2.3 Change in Majority of Board Nominees. Individuals who were the Board's nominees for election as directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

                              SECTION 6: COMMITTEE

         6.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this Section 6. The Committee shall be selected by the Board of the Company and shall (i) consist of all of the members of the Board if a class of shares of the Company's equity securities is not registered pursuant to Section 12(b) or 12(g) of the Exchange Act, or (ii) consist solely of two or more members of the Board who are "Non-Employee Directors" (as defined in Rule 16b-3 of the Exchange Act), if a class of shares of the Company's equity securities is registered pursuant to Section 12(b) or 12(g) of the Exchange Act. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

         6.2 Powers of Committee. The Committee's administration of the Plan shall be subject to the following:

                  6.2.1 Granting of Awards. Subject to the Plan, the Committee will have the authority and discretion to select from among the Eligible Employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 6) to cancel or suspend Awards.

                  6.2.2 Foreign Modifications. To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

                  6.2.3 Interpretations, Amendments and Rescissions. The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

                  6.2.4 Binding Decisions. Any interpretation of the Plan by the Committee and any decision made by it under the Plan are final and binding on all persons.

                  6.2.5 Conformity to Law. In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and bylaws of the Company, and applicable state corporate law.

         6.3 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. The Committee may revoke any such allocation or delegation at any time.

         6.4 Information to be furnished to Committee. The Company and any Parent Corporations and Subsidiary Corporations shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and any Parent Corporations and Subsidiary Corporations as to an employee's or Participant's employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information, as the Committee considers desirable to carry out the terms of the Plan.


                      SECTION 7: AMENDMENT AND TERMINATION

         The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided that adjustments pursuant or subject to subsection 3.2.4 shall not be subject to the foregoing limitations of this Section.

                            SECTION 8: DEFINED TERMS

         In addition to the other definitions contained herein, the following definitions shall apply:

         8.1 "Award" means any award or benefit granted under the Plan, including, without limitation, the grant of ISOs, NSO's, shares of Common Stock or units denominated in Common Stock, the rights of ownership of which may be subject to restrictions contained in the Plan or prescribed by the Committee.

         8.2      "Board" means the Board of Directors of the Company.

         8.3 "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

         8.4 "Disability" unless otherwise defined by the Committee, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of twelve (12) months or more and that causes the Participant to be unable, in the opinion of the Company, to perform his or her duties for the Company (or any Parent Corporations or Subsidiary Corporations) and to be engaged in any substantial gainful activity.

         8.5 "Eligible Employee" means any employee of the Company or any Parent Corporation or Subsidiary Corporation. An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Award shall not become vested prior to the date the employee first performs such services.

         8.6 "Fair Market Value" of a share of Common Stock under the Plan, as of any date, shall be established in good faith by the Committee, or (i) if the Common Stock is listed on the Nasdaq National markets, the average of the high and low per share sales prices for the Common Stock as reported by Nasdaq for a single trading day or (ii) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the average of the high and low per share sales prices for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

         8.7 "Grant Date" means the date on which the Board (or the Committee if the Board assigns and delegates its powers to the Committee) completes the corporate action relating to the grant of an Award and all conditions precedent to the grant have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

         8.8 "ISO" means an option to purchase Common Stock with the intention that it qualify as an incentive stock option as that term is defined in Section 422 of the Code.

         8.9 "NSO" means an option to purchase Common Stock granted herein other than an ISO and called Nonqualified Stock Option.

         8.10     "Options" means, collectively, the ISOs and NSO's.

         8.11 "Parent Corporation" has the meaning attributed to such terms for purposes of Section 422 of the Code.

         8.12 "Retirement" of a Participant shall have the meaning ascribed in Section 2.3.5(a).

         8.13     "Common Stock" means shares of the Company's common stock.

         8.14 "Subsidiary Corporation" has the meaning attributed to such terms for purposes of Section 422 of the Code.

                            SECTION 9: MISCELLANEOUS

         9.1 General Restriction. Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Participant with respect to the disposition of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue or purchase of Common Stock thereunder, such Award may not be exercised or consummated in whole or in part unless and until such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

         9.2 Non-Uniform Determinations. The Committee's determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

         9.3 Fractional Shares. Fractional shares shall not be granted under any Award under this Plan, unless the provision of the Plan which authorizes such Award also specifies the terms under which fractional shares or interests may be granted.

         9.4 Effects of Headings. The Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

Adopted by resolution of the board of directors, effective the _____ day of October 2002.